                                                                  EXHIBIT 12.05

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
         SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                        Six
                                                                                       Months
                                                                                       Ended
                                                                                      June 30,
         Dollars in millions                                                            1997
                                                                                     -----------
         Earnings from continuing operations:
          Income from continuing operations before income taxes                      $  1,417
          Add fixed charges (see below)                                                 4,790
          Other adjustments                                                                 3
                                                                                     --------
         Earnings as defined                                                         $  6,210
                                                                                     ========


         Fixed Charges from continuing operations:
          Interest expense                                                           $  4,747
          Other adjustments                                                                43
                                                                                     --------
         Fixed charges from continuing operations as defined                         $  4,790
                                                                                     ========
         Ratio of earnings to fixed charges                                              1.30
                                                                                     ========


         NOTE:
         The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.